Exhibit 99.1

News Release

Puma Biotechnology Reports Second Quarter 2021 Financial Results

LOS ANGELES, Calif., Aug. 5, 2021 – Puma Biotechnology, Inc. (NASDAQ: PBYI), a biopharmaceutical company, announced financial results for the second quarter ended June 30, 2021. Unless otherwise stated, all comparisons are for the second quarter of 2021 compared to the second quarter of 2020.

Product revenue, net consists entirely of sales revenue from NERLYNX®, Puma’s first commercial product. Net NERLYNX revenue in the second quarter of 2021 was $48.9 million, compared to $48.8 million in the second quarter of 2020. Net NERLYNX revenue in the first six months of 2021 was $94.7 million, compared to $97.4 million in the first six months of 2020.

Based on accounting principles generally accepted in the United States (GAAP), Puma reported a net loss of $5.1 million, or $0.13 per share, for the second quarter of 2021, compared to net income of $3.4 million, or $0.09 per basic share and $0.08 per diluted share, for the second quarter of 2020. Net income for the first six months of 2021 was $11.3 million, or $0.28 per share, compared to a net loss of $13.5 million, or $0.34 per share, for the first six months of 2020.

Non-GAAP adjusted net income was $13.1 million, or $0.32 per share, for the second quarter of 2021, compared to non-GAAP adjusted net income of $14.0 million, or $0.36 per basic share and $0.35 per diluted share, for the second quarter of 2020. Non-GAAP adjusted net income for the first six months of 2021 was $35.4 million, or $0.88 per basic share and $0.87 per diluted share, compared to non-GAAP adjusted net income of $6.0 million, or $0.15 per share, for the first six months of 2020. Non-GAAP adjusted net income excludes stock-based compensation expense. For a reconciliation of GAAP net income (loss) to non-GAAP adjusted net income and GAAP net income (loss) per share to non-GAAP adjusted net income per share, please see the financial tables at the end of this news release.

Net cash used in operating activities for the second quarter of 2021 was $0.1 million, compared to net cash provided by operating activities of $16.2 million in the second quarter of 2020. Net cash provided by operating activities for the first six months of 2021 was $15.6 million, compared to net cash provided by operating activities of $4.7 million for the first six months of 2020. At June 30, 2021, Puma had cash, cash equivalents and marketable securities of $108.9 million, compared to $93.4 million at December 31, 2020.

“We were pleased to achieve sequential growth in NERLYNX sales in the second quarter of 2021. Importantly, this marks the first quarter that we have shown sequential unit growth since 2019,” said Alan H. Auerbach, Chairman, Chief Executive Officer and President of Puma. “We also recently received an important label expansion, which adds dose escalation of NERLYNX for HER2-positive early stage and metastatic breast cancer patients. Utilization of this recommended dosage schedule has shown improved overall tolerability of NERLYNX, thereby enabling patients and physicians to optimize treatment and reduce therapy-related tolerability issues. We look forward to increasing awareness of this within the breast cancer community.”

Mr. Auerbach added, “We anticipate the following key milestones over the next 12 months: (i) reporting top line data from the randomized cohort of the Phase II SUMMIT trial of neratinib in hormone receptor positive breast cancer that has a HER2 mutation (Q4 2021); (ii) conducting a pre-NDA meeting with the FDA to discuss accelerated approval of neratinib in HER2-mutated hormone receptor positive breast cancer

(Q4 2021); (iii) reporting data from the Phase II TBCRC-022 trial of the combination of Kadcyla® plus neratinib in patients with HER2-positive breast cancer with brain metastases who have previously been treated with Kadcyla (H2-2021/H1 2022); (iv) reporting Phase II data from the SUMMIT trial of neratinib in non-small cell lung cancer patients with EGFR exon 18 mutations (H1-2022); (v) conducting a meeting with the FDA to discuss the potential for an accelerated approval pathway for neratinib in non-small cell lung cancer patients with EGFR exon 18 mutations who have previously been treated with an EGFR tyrosine kinase inhibitor (2022); (vi) reporting Phase II data from the SUMMIT trial of neratinib in cervical cancer patients with HER2 mutations (H1-2022); and (vii) receiving regulatory decisions for the extended adjuvant HER2-positive early stage breast cancer indication in additional countries (2021).”

Revenue

Total revenue consists of product revenue, net from sales of NERLYNX, license revenue and royalty revenue. For the second quarter of 2021, total revenue was $53.4 million, of which $48.9 million was net product revenue, $0.2 million was license revenue received from Puma’s sub-licensees and $4.3 million was royalty revenue. This compares to total revenue of $70.6 million in the second quarter of 2020, of which $48.8 million was net product revenue, $20.7 million was license revenue received from Puma’s sub-licensees and $1.1 million was royalty revenue. For the first six months of 2021, total revenue was $151.6 million, of which $94.7 million was net product revenue, $50.3 million was license revenue received from Puma’s sub-licensees, which included a $50 million upfront payment for providing development, manufacturing and commercial rights to NERLYNX in Greater China to Pierre Fabre, and $6.6 million was royalty revenue. This compares to total revenue for the first six months of 2020 of $121.8 million, of which $97.4 million was net product revenue, $22.7 million was license revenue received from Puma’s sub-licensees, and $1.7 million was royalty revenue.

Operating Costs and Expenses

Total operating costs and expenses were $70.0 million for the second quarter of 2021, compared to $63.5 million for the second quarter of 2020. Operating costs and expenses for the first six months of 2021 were $148.1 million, compared to $128.9 million for the first six months of 2020.

Cost of Sales

Cost of sales was $12.0 million for the second quarter of 2021, compared to $9.4 million for the second quarter of 2020. Cost of sales was $41.5 million for the first six months of 2021, of which $20.0 million was for a termination fee paid to a former sub-licensee for the return of commercial rights to NERLYNX in Greater China, compared to cost of sales of $18.5 million for the first six months of 2020.

Selling, General and Administrative Expenses

Selling, general and administrative (SG&A) expenses were $39.4 million for the second quarter of 2021, compared to $29.4 million for the second quarter of 2020. SG&A expenses for the first six months of 2021 were $67.7 million, compared to $60.3 million for the first six months of 2020.

The $7.4 million year-over-year increase for the first six months resulted primarily from an increase in stock-based compensation of approximately $10.9 million, partially offset by decreases in payroll and related costs of approximately $0.8 million, professional fees and expenses of approximately $0.6 million, travel and meetings costs of approximately $0.9 million, and other expenses of approximately $1.2 million.

The $10.9 million increase in stock-based compensation expense consisted of a $13.6 million incremental expense resulting from a modification to the term of Mr. Auerbach’s warrant and an increase of $2.6 million from new grants, partially offset by decreases of approximately $4.2 million for stock awards that have fully vested and $1.1 million from stock awards forfeited.

Research and Development Expenses

Research and development (R&D) expenses were $18.6 million for the second quarter of 2021, compared to $24.7 million for the second quarter of 2020. R&D expenses for the first six months of 2021 were $38.9 million, compared to $50.1 million for the first six months of 2020.

The $11.2 million year-over-year decrease for the first six months resulted primarily from decreases in stock-based compensation expense of approximately $6.3 million, clinical trial expenses of approximately $2.8 million, internal R&D expenses of approximately $1.6 million and consultant and contractors’ costs of approximately $0.5 million.

Total Other Income (Expenses)

Total other income was $11.5 million for the second quarter of 2021 compared to $3.7 million of total other expenses for the second quarter of 2020. Total other income was $7.9 million for the first six months of 2021 compared to total other expenses of $6.4 million for the first six months of 2020. The $14.3 million year-over-year increase for the first six months resulted primarily from a net reduction in accrued legal verdict expense of approximately $14.9 million, partially offset by a decrease in interest income of approximately $0.4 million and other immaterial fluctuations.

Conference Call

Puma Biotechnology will host a conference call to report its second quarter 2021 financial results and provide an update on the Company’s business and outlook at 1:30 p.m. PDT/4:30 p.m. EDT on Thursday, August 5, 2021. The call may be accessed by dialing 1-877-709-8150 (domestic) or 1-201-689-8354 (international). Please dial in at least 10 minutes in advance and inform the operator that you would like to join the “Puma Biotechnology Conference Call.” A live webcast of the conference call and presentation slides may be accessed on the Investors section of the Puma Biotechnology website at http://www.pumabiotechnology.com. A replay of the call will be available shortly after completion of the call and will be archived on Puma’s website for 90 days.

About Puma Biotechnology

Puma Biotechnology, Inc. is a biopharmaceutical company with a focus on the development and commercialization of innovative products to enhance cancer care. Puma in-licenses the global development and commercialization rights to PB272 (neratinib, oral), PB272 (neratinib, intravenous) and PB357. Neratinib, oral was approved by the U.S. Food and Drug Administration in 2017 for the extended adjuvant treatment of adult patients with early stage HER2-overexpressed/amplified breast cancer, following adjuvant trastuzumab-based therapy, and is marketed in the United States as NERLYNX® (neratinib) tablets. In February 2020, NERLYNX was also approved by the FDA in combination with capecitabine for the treatment of adult patients with advanced or metastatic HER2-positive breast cancer who have received two or more prior anti-HER2-based regimens in the metastatic setting. NERLYNX was granted marketing authorization by the European Commission in 2018 for the extended adjuvant treatment of adult patients with early stage hormone receptor-positive HER2-overexpressed/amplified breast cancer and who are less than one year from completion of prior adjuvant trastuzumab-based therapy. NERLYNX is a registered trademark of Puma Biotechnology, Inc.

Further information about Puma Biotechnology may be found at www.pumabiotechnology.com.

Important Safety Information Regarding NERLYNX® (neratinib) U.S. Indication

NERLYNX® (neratinib) tablets, for oral use

INDICATIONS AND USAGE: NERLYNX is a kinase inhibitor indicated:

•	As a single agent, for the extended adjuvant treatment of adult patients with early stage HER2-positive breast cancer, to follow adjuvant trastuzumab-based therapy.

•

In combination with capecitabine, for the treatment of adult patients with advanced or metastatic HER2-positive breast cancer, who have received two or more prior anti-HER2 based regimens in the metastatic setting.

CONTRAINDICATIONS: None

WARNINGS AND PRECAUTIONS:

•

Diarrhea: Manage diarrhea through either NERLYNX dose escalation or loperamide prophylaxis. If diarrhea occurs despite dose escalation or loperamide, treat with loperamide, additional antidiarrheals, fluids, and electrolytes as clinically indicated. Withhold NERLYNX in patients experiencing severe and/or persistent diarrhea. Permanently discontinue NERLYNX in patients experiencing Grade 4 diarrhea or Grade ≥ 2 diarrhea that occurs after maximal dose reduction.

•

Hepatotoxicity: Monitor liver function tests monthly for the first 3 months of treatment, then every 3 months while on treatment and as clinically indicated. Withhold NERLYNX in patients experiencing Grade 3 liver abnormalities and permanently discontinue NERLYNX in patients experiencing Grade 4 liver abnormalities.

•	Embryo-Fetal Toxicity: NERLYNX can cause fetal harm. Advise patients of potential risk to a fetus and to use effective contraception.

ADVERSE REACTIONS:

The most common adverse reactions (reported in ≥ 5% of patients) were as follows:

•

NERLYNX as a single agent: Diarrhea, nausea, abdominal pain, fatigue, vomiting, rash, stomatitis, decreased appetite, muscle spasms, dyspepsia, AST or ALT increased, nail disorder, dry skin, abdominal distention, epistaxis, weight decreased, and urinary tract infection.

•

NERLYNX in combination with capecitabine: Diarrhea, nausea, vomiting, decreased appetite, constipation, fatigue/asthenia, weight decreased, dizziness, back pain, arthralgia, urinary tract infection, upper respiratory tract infection, abdominal distention, renal impairment, and muscle spasms.

To report SUSPECTED ADVERSE REACTIONS, contact Puma Biotechnology, Inc. at 1-844-NERLYNX (1-844-637-5969) or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

DRUG INTERACTIONS:

•

Gastric acid reducing agents: Avoid concomitant use with proton pump inhibitors. Separate NERLYNX by at least 3 hours with antacids. Separate NERLYNX by at least 2 hours before or 10 hours after H2-receptor antagonists. Or separate NERLYNX by at least 3 hours with antacids.

•	Strong CYP3A4 inhibitors: Avoid concomitant use.

•	P-gp and moderate CYP3A4 dual inhibitors: Avoid concomitant use.

•	Strong or moderate CYP3A4 inducers: Avoid concomitant use.

•	Certain P-gp substrates: Monitor for adverse reactions of P-gp substrates for which minimal concentration change may lead to serious adverse reactions when used concomitantly with NERLYNX.

USE IN SPECIFIC POPULATIONS:

•	Lactation: Advise women not to breastfeed.

Please see Full Prescribing Information for additional safety information.

To help ensure patients have access to NERLYNX, Puma has implemented the Puma Patient Lynx support program to assist patients and healthcare providers with reimbursement support and referrals to resources that can help with financial assistance. More information on the Puma Patient Lynx program can be found at www.NERLYNX.com or 1-855-816-5421.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding Puma’s anticipated milestones. All forward-looking statements involve risks and uncertainties that could cause Puma’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors, which include, but are not limited to, any adverse impact on Puma’s business or the global economy and financial markets, generally, from the global COVID-19 pandemic, and the risk factors disclosed in the periodic and current reports filed by Puma with the Securities and Exchange Commission from time to time, including Puma’s Annual Report on Form 10-K for the year ended December 31, 2020. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Puma assumes no obligation to update these forward-looking statements, except as required by law.

Contacts

Alan H. Auerbach or Mariann Ohanesian, Puma Biotechnology, Inc., +1 424 248 6500

info@pumabiotechnology.com

ir@pumabiotechnology.com

David Schull or Maggie Beller, Russo Partners, +1 212 845 4200

david.schull@russopartnersllc.com

maggie.beller@russopartnersllc.com

# # # # #

PUMA BIOTECHNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Product revenue, net	$48.9	$48.8	$94.7	$97.4
License revenue	0.2	20.7	50.3	22.7
Royalty revenue	4.3	1.1	6.6	1.7

Total revenue	53.4	70.6	151.6	121.8
Operating costs and expenses:
Cost of sales	12.0	9.4	41.5	18.5
Selling, general and administrative	39.4	29.4	67.7	60.3
Research and development	18.6	24.7	38.9	50.1

Total operating costs and expenses	70.0	63.5	148.1	128.9

Income (loss) from operations	(16.6)	7.1	3.5	(7.1)

Other income (expenses):
Interest income	0.1	0.1	0.1	0.5
Interest expense	(3.6)	(3.8)	(7.0)	(6.9)
Legal verdict (expense) credit	14.9	(0.1)	14.7	(0.2)
Other income	0.1	0.1	0.1	0.2

Total other income (expenses)	11.5	(3.7)	7.9	(6.4)

Net income (loss) before income taxes	$(5.1)	$3.4	$11.4	$(13.5)

Income tax expense	—	—	(0.1)	—

Net income (loss)	$(5.1)	$3.4	$11.3	$(13.5)

Net income (loss) per share of common stock—basic	$(0.13)	$0.09	$0.28	$(0.34)

Net income (loss) per share of common stock—diluted	$(0.13)	$0.08	$0.28	$(0.34)

Weighted-average shares of common stock outstanding—basic	40,479,577	39,432,030	40,370,825	39,361,596

Weighted-average shares of common stock outstanding—diluted	40,479,577	39,997,571	40,939,688	39,361,596

PUMA BIOTECHNOLOGY, INC. AND SUBSIDIARIES

LIQUIDITY AND CAPITAL RESOURCES

(in millions)

	June 30, 2021 (Unaudited)	December 31, 2020
Cash and cash equivalents	$89.8	$85.3
Marketable securities	19.1	8.1
Working capital	29.9	31.9
Stockholders’ equity (deficit)	29.5	(6.0)

	Six Months Ended June 30, 2021 (Unaudited)	Six Months Ended June 30, 2020 (Unaudited)
Cash provided by (used in):
Operating activities	$15.6	$4.7
Investing activities	(11.0)	25.1
Financing activities	—	—

Increase in cash and cash equivalents, and restricted cash	$4.6	$29.8

Use of Non-GAAP Measures

In addition to operating results as calculated in accordance with GAAP, Puma uses certain non-GAAP financial measures when planning, monitoring, and evaluating operational performance. The following table presents the Company’s net income (loss) and net income (loss) per share calculated in accordance with GAAP and as adjusted to remove the impact of stock-based compensation. For the three months and six months ended June 30, 2021, stock-based compensation represented approximately 31.4% and 22.6% of operating expenses, respectively, and 19.7% and 17.7%, respectively, for the same periods in 2020, in each case excluding cost of sales. Puma’s management believes that these non-GAAP financial measures are useful to enhance understanding of Puma’s financial performance, are more indicative of its operational performance, and facilitate a better comparison among fiscal periods. These non-GAAP financial measures are not, and should not be viewed as, substitutes for GAAP reporting measures.

PUMA BIOTECHNOLOGY, INC. AND SUBSIDIARIES

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Net Income and

GAAP Net Income (Loss) Per Share to Non-GAAP Adjusted Net Income Per Share

(in millions except share and per share data)

(Unaudited)

	Three Months Ended June 30,
	2021		2020
GAAP net income (loss)	$(5.1)		$3.4

Adjustments:
Stock-based compensation -
Selling, general and administrative (1)	16.7		4.7
Research and development (2)	1.5		5.9

Non-GAAP adjusted net income	$13.1		$14.0

GAAP net income (loss) per share—basic	$(0.13)		$0.09
Adjustment to net income (loss) (as detailed above)	0.45		0.27

Non-GAAP adjusted basic net income per share	$0.32	(3)	$0.36	(4)

GAAP net income (loss) per share—diluted	$(0.13)		$0.08
Adjustment to net income (loss) (as detailed above)	0.45		0.27

Non-GAAP adjusted diluted net income per share	$0.32	(5)	$0.35	(6)

	Six Months Ended June 30,
	2021		2020
GAAP net income (loss)	$11.3		$(13.5)

Adjustments:
Stock-based compensation -
Selling, general and administrative (1)	20.3		9.4
Research and development (2)	3.8		10.1

Non-GAAP adjusted net income	$35.4		$6.0

GAAP net income (loss) per share—basic	$0.28		$(0.34)
Adjustment to net income (loss) (as detailed above)	0.60		0.49

Non-GAAP adjusted basic net income per share	$0.88	(3)	$0.15	(4)

GAAP net income (loss) per share—diluted	$0.28		$(0.34)
Adjustment to net income (loss) (as detailed above)	0.59		0.49

Non-GAAP adjusted diluted net income per share	$0.87	(5)	$0.15	(6)

(1)	To reflect a non-cash charge to operating expense for selling, general, and administrative stock-based compensation.
(2)	To reflect a non-cash charge to operating expense for research and development stock-based compensation.
(3)

Non-GAAP adjusted basic net income per share was calculated based on 40,479,577 and 40,370,825 weighted-average shares of common stock outstanding for the three and six months ended June 30, 2021, respectively.

(4)

Non-GAAP adjusted basic net income per share was calculated based on 39,432,030 and 39,361,596 weighted-average shares of common stock outstanding for the three and six months ended June 30, 2020, respectively.

(5)

Non-GAAP adjusted diluted net income per share was calculated based on 40,986,716 and 40,939,688 weighted-average shares of common stock outstanding for the three and six months ended June 30, 2021, respectively.

(6)

Non-GAAP adjusted diluted net income per share was calculated based on 39,997,571 and 39,815,867 weighted-average shares of common stock outstanding for the three and six months ended June 30, 2020, respectively.